Exhibit 6
SERIES A CONVERTIBLE PREFERRED STOCK AMENDMENT
AND CONVERSION AGREEMENT
     This SERIES A CONVERTIBLE PREFERRED STOCK CONVERSION AGREEMENT (this “Agreement”) is entered into as of September 30, 2009, by and between Global Employment Holdings, Inc., a Delaware corporation (“Global”), and the holders of Global’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), listed on the signature pages hereto (each, a “Preferred Holder” and collectively, the “Preferred Holders”). Global and the Preferred Holders are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”
RECITALS
     WHEREAS, Global sold and issued the Preferred Stock on March 31, 2006 pursuant to the terms of a Preferred Stock Securities Purchase Agreement by and among Global and the purchasers party thereto (the “Securities Purchase Agreement”);
     WHEREAS, the Preferred Stock is convertible into shares of Global’s Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to, and is subject to the other terms set forth in, the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc. filed with the Secretary of State of the State of Delaware on March 31, 2006, as amended (the “Series A Certificate of Designation”);
     WHEREAS, Global’s board of directors has approved the filing of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Global Employment Holdings, Inc., attached hereto as Exhibit B (the “Series B Certificate of Designation”), which establishes the rights, preferences and privileges of Global’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”);
     WHEREAS, Global’s board of directors has declared the advisability and recommended that Global’s stockholders adopt and approve an amendment to the Series A Certificate of Designation, attached hereto as Exhibit A (the “Amendment”), which, among other things, would provide for the conversion of the Preferred Stock into shares of Series B Preferred Stock in accordance with the terms thereof;
     WHEREAS, Global, the Preferred Holders and certain other parties thereto are parties to the Restructuring Support Agreement of even date herewith (the “Restructuring Agreement”) pursuant to which the parties thereto have agreed, among other things, to restructure certain indebtedness of Global and its direct and indirect subsidiaries;
     WHEREAS, pending the effectiveness of the Amendment, the Preferred Holders have agreed to waive certain rights set forth in the Series A Certificate of Designation by entering into a consent and waiver agreement substantially in the form attached hereto as Exhibit C (the “Consent and Waiver”);
     WHEREAS, pending the effectiveness of the Amendment, the Preferred Holders have agreed to waive all rights and obligations set forth in the Preferred Transaction Documents (as defined below); and
     WHEREAS, pursuant to the Restructuring Agreement, Global and the Preferred Holders agreed that following the effectiveness of the Amendment and the filing of the Series B Certificate of Designation, the Preferred Holders would convert all outstanding shares of Preferred Stock into shares of Series B Preferred Stock on the terms set forth in this Agreement (the “Conversion”).
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
AGREEMENT
Article I
Definitions
     1.1 Recitals. The Recitals above are incorporated by reference into and made a part of this Agreement.
     1.2 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
     “Action” means any judicial or administrative action, claim, suit, investigation, hearing, demand or proceeding by or before any Governmental Authority.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Colorado are authorized or obligated to close.
     “Conversion Fee” means a fee payable in cash to each Preferred Holder that converts 100 percent of its or his shares of Preferred Stock pursuant to Article II, in an amount equal to 0.75 percent of the aggregate principal amount of the Preferred Stock so converted.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Governmental Authority” means any foreign, federal, state or local government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, agency, bureau, division or subdivision thereof).
     “Law” shall mean any foreign, federal, state or local statute, law, treaty, ordinance,

regulation, rule, judgment, decree, writ, injunction, or judicial or administrative order.
     “Lien” means any (a) mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest and (b) purchase option, preemptive right, right of first refusal, call or similar right of a third party with respect to such securities.
     “Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, incorporated or unincorporated association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.
     “Securities Act” means the Securities Act of 1933, as amended.
Article II
Amendment of the Series A Certificate of Designation; Conversion of Preferred Stock
     2.1 Approval of Amendment. Each Preferred Holder hereby grants its or his consent and approval, with respect to all shares of Series A Preferred Stock held by such Preferred Holder, to the Amendment. In furtherance and not in limitation of the foregoing, as and to the extent required by applicable law, as promptly as possible following the effective date of Global’s termination of registration under Section 12(g) of the Exchange Act, Global shall seek the adoption and approval of Global’s stockholders, by written consent or by vote taken at a duly called meeting of stockholders, of the Amendment. Global shall submit such matters to Global’s stockholders for approval even if Global’s board of directors shall have withdrawn or qualified its recommendation thereof. Each Preferred Holder agrees to vote, or cause to be voted, all of the shares of Preferred Stock and Common Stock then owned by it or any of its subsidiaries or affiliates, in favor of the adoption and approval of the Amendment, and to deliver or provide, in its capacity as a stockholder of Global, any other approvals or consents that are required under applicable law to effect the Amendment.
     2.2 Consent and Waiver with respect to Series A Preferred. Pursuant to the Consent and Waiver entered into effective as of the date hereof, the Preferred Holders consent to the transactions contemplated by the Restructuring Agreement and agree to waive certain provisions contained in, and certain rights and remedies of the Preferred Holders under, the Series A Certificate of Designation, pursuant to Section XVI.H of the Series A Certificate of Designation.
     2.3 Conversion. Subject to the satisfaction (or waiver) of the conditions set forth in Section 5 hereof and immediately following the effectiveness of the Amendment, the Preferred Holders agree to, and do hereby, convert each share of Preferred Stock (including any and all interest, dividends, premiums or other accrued and unpaid amounts thereon as of the Conversion Date) into 2.9264859 shares of Series B Preferred Stock pursuant to the terms of the Series A Certificate of Designation, as amended by the Amendment, and Global shall cancel on its books the Preferred Stock held in the names of the Preferred Holders. The date of the Conversion is referred to as the “Conversion Date”. The terms of the Series B Preferred Stock shall be as set forth in the Series B Certificate of Designation attached hereto as Exhibit B. After the Conversion Date, each certificate previously representing shares of Preferred Stock shall instead represent the right to receive shares of Series B Preferred Stock. Notwithstanding the conversion procedures and rights set forth in Article V.D and XVI.F of the Series A Certificate of

Designation, the Parties agree that the Conversion shall be effective prior to the receipt of a certificate of shares of Series B Preferred Stock and upon the Conversion each Preferred Holder shall be entitled to all rights and privileges afforded to a holder of Series B Preferred Stock under the Series B Certificate of Designation without any requirement on the part of Global to deliver stock certificates to the Preferred Holders. Following the Conversion, and in any event on or before the later of (i) December 31, 2009 or (ii) 60 days after the Conversion, Global shall pay to each Preferred Holder that converts 100 percent of its or his shares of Preferred Stock pursuant to this Article II the Conversion Fee.
     2.4 Shareholders’ Agreement. Pursuant to the Shareholders’ Agreement, by and among, inter alia, Global and the stockholders party thereto, a copy of which is attached hereto as Exhibit D (the “Shareholders’ Agreement”) entered into effective as of the date hereof, the Preferred Holders have agreed to the voting obligations and limitations on transfers of Global’s capital stock, as set forth therein.
     2.5 Termination of the Preferred Transaction Documents; Waiver of All Defaults, Rights, Remedies and Obligations Thereunder. The Preferred Holders and Global hereby agree to terminate the Securities Purchase Agreement, the Registration Rights Agreement (as defined in the Securities Purchase Agreement) and the Joinder Agreement to the Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, executed by Global (collectively, the “Preferred Transaction Documents”) effective immediately upon the Conversion. From and after the date hereof until the earliest to occur of (i) the termination of this Agreement, (ii) the consummation of the Conversion, and (iii) the termination of the Preferred Transaction Documents, the Preferred Holders, which constitute no less than (x) 66-2/3% of the outstanding shares of Preferred Stock, for purposes of the Securities Purchase Agreement, and (y) the Required Holders (as defined in the Registration Rights Agreement), hereby waive, as to all shares of Preferred Stock and all holders thereof, (a) all rights, remedies, privileges, defaults, violations, breaches, claims, demands, causes of action, liabilities and losses, whether in law or in equity, whether under contract or otherwise, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, and whether representing a past, present or future obligation (collectively, “Rights”) under the Preferred Transaction Documents that have existed or may exist on or prior to the date hereof, (b) all Rights under the Preferred Transaction Documents that arise or exist as result of this Agreement, the Amendment, the Conversion, the Restructuring Agreement, the termination of the Preferred Transaction Documents or the consummation of the transactions contemplated hereby or thereby, and (c) all obligations, agreements, covenants, requirements, representations and warranties of Global and each of its subsidiaries under the Preferred Transaction Documents.
     2.6 Restricted Securities. The shares of Series B Preferred Stock issued upon the Conversion are being issued pursuant to an exemption from the prospectus delivery and registration requirements of the Securities Act. Each Preferred Holder acknowledges and agrees, as of the date hereof and the Conversion Date, that: (a) the shares of Preferred Stock held by such Preferred Holder are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and that the shares of Series B Preferred Stock issued upon the Conversion are also restricted securities within the meaning of Rule 144 promulgated under the Securities Act; and (b) the shares of Series B Preferred Stock issued upon the Conversion may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case only in accordance with all applicable securities laws. Accordingly, the certificates representing the shares of Series B Preferred Stock issued upon the Conversion pursuant to this Agreement shall bear any legend that is required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
GLOBAL EMPLOYMENT HOLDINGS, INC. IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS OF CAPITAL STOCK. PURSUANT TO THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, GLOBAL EMPLOYMENT HOLDINGS, INC. WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A FULL STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.
Furthermore, each Preferred Holder acknowledges and agrees that the shares of Series B Preferred Stock received upon the Conversion shall be subject to the restrictions set forth in the Shareholders’ Agreement, and that the certificate representing the shares of Series B Preferred Stock issued upon the Conversion pursuant to this Agreement shall bear a restrictive legend in substantially the following form:
THE VOTING, SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT, DATED AS OF SEPTEMBER 30, 2009,

AMONG GLOBAL EMPLOYMENT HOLDINGS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GLOBAL EMPLOYMENT HOLDINGS, INC.
Article III
Representations and Warranties of the Preferred Holders
     Each Preferred Holder, severally and not jointly, hereby represents and warrants to Global, as of the date hereof and as of the Conversion Date, as follows:
     3.1 Organization and Authorization. If a legal entity, the Preferred Holder is duly formed, organized or incorporated, as the case may be, validly existing and in good standing under the laws of the state or country of its formation, organization or incorporation. If and as applicable, the Preferred Holder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to consent to the adoption of the Amendment and to complete the Conversion. If and as applicable, all actions or proceedings to be taken by or on the part of the Preferred Holder to authorize and permit the execution and delivery by the Preferred Holder of this Agreement and the instruments required to be executed and delivered by the Preferred Holder pursuant hereto, the performance by the Preferred Holder of its obligations hereunder and thereunder and the consummation by the Preferred Holder of the transactions contemplated herein and therein have been duly and properly taken. This Agreement has been duly executed and delivered by the Preferred Holder, constitutes its or his legal, valid and binding obligation, and is enforceable in accordance with its terms and conditions, subject only to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation and similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and to general principles of equity.
     3.2 Noncontravention. The execution and delivery of this Agreement, the other documents contemplated herein, including the consent to the Amendment, and the consummation of the transactions contemplated herein and therein do not or will not result in: (a) a conflict with or a breach of any provision of the Preferred Holder’s certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other company governance documents, if a legal entity; (b) a breach of, constitute a default or right or cause of action under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice to any Person under any agreement, indenture, contract, lease, license, instrument or other arrangement to which the Preferred Holder is a party, by which it or he is bound or to which any of its or his assets is subject; or (c) a violation by the Preferred Holder of any Law. The Preferred Holder is not required by applicable Law or other obligation to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in connection with the Preferred Holder’s execution, delivery and performance of this Agreement or any of the other documents contemplated herein or the consummation of the transactions contemplated herein or therein, except (i) such consents and approvals which are specifically described in the Restructuring Agreement and which consents and approvals shall be duly and properly obtained on or before the Conversion Date, (ii) for Schedule 13D filings or amendments to Schedule 13Ds that are required to be made under the Exchange Act, and (iii) any filings that are required to be made under Section 16 of the Exchange Act.
     3.3 Ownership of, and Rights to Convert, the Preferred Stock. On the date hereof and on the Conversion Date immediately prior to the Conversion (except as permitted by the Restructuring Agreement), the Preferred Holder is and shall be the beneficial and record owner of the shares of Preferred Stock set forth next to the Preferred Holder’s name on Schedule A that the Preferred Holder is converting pursuant to this Agreement and the Series A Certificate of Designation, as amended by the Amendment, free and clear of any Liens. Subject to the terms of this Agreement, (a) the Preferred Holder has the full right, power and authority to (i) vote, or execute a consent with respect to, all of its or his shares of Preferred Stock and any other securities permitted to vote, or execute a consent with respect to, the Amendment, and (ii) convert all of its or his shares of Preferred Stock into Series B Preferred Stock pursuant to this Agreement, free and clear of any Liens, and (b) there are no agreements restricting (i) the right of such Preferred Holder to vote such shares of Preferred Stock (or any other securities held by such Preferred Holder entitled to vote with respect to the Amendment) in favor of the Amendment or otherwise consent to the Amendment, or (ii) the conversion by the Preferred Holder of the shares of Preferred Stock into Series B Preferred Stock pursuant to this Agreement or the Preferred Holder’s ability to consummate the transactions contemplated by this Agreement. Neither the shares of Preferred Stock the Preferred Holder is converting pursuant to this Agreement nor the shares of Series B Preferred Stock into which the Preferred Stock held by the Preferred Holder is being converted are subject, contingent or otherwise, to (x) any outstanding option, warrant, call, or similar right of any other Person to acquire the same, (y) any restriction on transfer or voting except under applicable U.S. federal and state securities Laws, or (z) any voting agreement, voting trust, proxy or any similar arrangement regarding the right to vote or provide consent on account of such shares of Preferred Stock or any other securities held by such Preferred Holder, in each case, other than as set forth in the Shareholders’ Agreement. Except as permitted by the Restructuring Agreement, the Preferred Holder has not previously sold, transferred or disposed of all or any portion of the shares of Preferred Stock that the Preferred Holder is converting pursuant to this Agreement.
     3.4 Litigation. There is no Action pending, or to the knowledge of the Preferred Holder, contemplated or threatened, before any Governmental Authority restricting the execution, delivery, or performance by the Preferred Holder of this Agreement or otherwise affecting any of the Preferred Holder’s interest in the shares of Preferred Stock the Preferred Holder is converting or the shares of Series B Preferred Stock into which the Preferred Stock is being converted pursuant to this Agreement or the Preferred Holder’s ability to consummate the transactions contemplated by this Agreement, including, without limitation, the Conversion.
     3.5 Investor Representations.
          (a) The Preferred Holder is acquiring the Series B Preferred Stock issuable upon conversion of the Preferred Stock for its or his own account, not as a nominee or agent, and not with a view to or for distributing or reselling any of the shares of Series B Preferred Stock, or any part thereof. The Preferred Holder has no present intention of selling, granting any participation in or otherwise distributing shares of the Series B Preferred Stock. Notwithstanding the foregoing, by making the representations herein, the Preferred Holder does not agree to hold the shares of Series B Preferred Stock for any minimum or other specific term and reserves the right to dispose of any shares of Series B Preferred Stock at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Except as otherwise disclosed to Global with respect to any potential sale, transfer, distribution or grant of participation to the Preferred Holder’s Affiliates, the Preferred Holder does not have any agreement, arrangement or understanding, directly or indirectly, with any Person to sell, transfer, distribute or grant any participation in all or any part of the shares of Series B Preferred Stock received upon the Conversion pursuant to the terms of this Agreement.
          (b) At the time the Preferred Holder was offered the Series B Preferred Stock and as of the Conversion Date, the Preferred Holder was and is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
          (c) The Preferred Holder is not a registered broker-dealer under Section 15 of the Exchange Act.
          (d) The Preferred Holder understands and acknowledges that the Series B Preferred Stock and the Conversion will not be registered under the Securities Act on the grounds that the Conversion and issuance of the Series B Preferred Stock contemplated by this Agreement are exempt from registration.
          (e) The Preferred Holder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Series B Preferred Stock, and has so evaluated the merits and risks of such investment. The Preferred Holder has received all the information it or he has requested from Global and considers necessary or appropriate for deciding whether to acquire the Series B Preferred Stock. The Preferred Holder is able to bear the economic risk of an investment in the Series B Preferred Stock, and, at the present time, is able to afford a complete loss of such investment.
          (f) The Preferred Holder is not acquiring the Series B Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Series B Preferred Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or other general solicitation or general advertisement.
Article IV
Representations and Warranties of Global
     Global hereby represents and warrants to the Preferred Holders, as of the date hereof and as of the Conversion Date, as follows:
     4.1 Organization and Authorization. Global is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Global has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to certify the adoption of the Amendment and file such Amendment with the Secretary of State of the State of Delaware. All actions or proceedings to be taken by or on the part of Global to authorize and permit the execution and delivery by Global of this Agreement and the instruments required to be executed and delivered by Global pursuant hereto, the performance by Global of its obligations hereunder and thereunder and the consummation by Global of the transactions contemplated herein and therein have been duly and properly taken. This Agreement, the Series B Certificate of Designation and the certificate of amendment filed with the Secretary of State of the State of Delaware with respect to the Amendment have been duly executed and delivered by Global, constitute its legal, valid and binding obligations and are enforceable in accordance with their terms and conditions, subject only to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation and similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and to general principles of equity.
     4.2 Noncontravention. The execution and delivery of this Agreement, the other documents contemplated herein, and the consummation of the transactions contemplated herein and therein, do not or will not result in: (a) a conflict with or a breach of any provision of Global’s certificate of incorporation, bylaws or other governing documents; (b) a breach of, constitute a default or right or cause of action under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice to any Person under any agreement, indenture, contract, lease, license, instrument or other arrangement to which Global is a party, by which it is bound or to which any of its assets is subject; or (c) a violation by Global of any Law. Neither Global nor any of its subsidiaries is required by applicable Law or other obligation to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in connection with Global’s execution, delivery and performance of this Agreement or any of the other documents contemplated herein or the consummation of the transactions contemplated herein or therein, except for (i) such consents and approvals which are specifically described in the Restructuring Agreement and which consents and approvals shall be duly and properly obtained on or before the Conversion Date, (ii) the filing of a Form D, if necessary, under Regulation D promulgated under the Securities Act, and (iii) any filings required to comply with state securities laws in connection with the consummation of the transactions contemplated hereby.
     4.3 Amendment. Global’s board of directors, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Amendment is advisable, fair to and in the best interest of Global and its stockholders (including the Preferred Holders), (ii) approving the Amendment, (iii) recommending that the stockholders, consent to approve the Amendment and (iv) approving the Series B Certificate of Designation. No further corporate action is required by Global’s board of directors in order for Global to approve the transactions contemplated by this Agreement and the Amendment, subject to approval by the Preferred Holders or holders of Common Stock, as applicable, which are the only votes of Global’s equity holders required for the approval of the Amendment and the consummation of the transactions contemplated by this Agreement.
     4.4 Litigation. There is no Action pending, or to the knowledge of Global, contemplated or threatened, before any Governmental Authority restricting the execution, delivery, or performance by Global of this Agreement, the Amendment or the Series B

Certificate of Designation or otherwise affecting the ability of Global to consummate the transactions contemplated hereby or thereby.
     4.5 Exemption from Registration. Based upon the accuracy and completeness of the representations and warranties of the Preferred Holders under Section 3.5 of this Agreement, the issuance of the shares of Series B Preferred Stock by Global is exempt from registration under the Securities Act.
     4.6 No General Solicitation. None of Global, any of its Affiliates, or any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the Amendment, the Conversion and the issuance of the Series B Preferred Stock. Except for payments to Stifel, Nicolaus & Company, Incorporated for which the Preferred Holders shall not be liable, Global shall not be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions relating to or arising out of this Agreement and the transactions contemplated hereby. Global shall pay, and hold the Preferred Holders harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.
     4.7 No Integrated Offering. None of Global or, to Global’s knowledge, any of its Affiliates or any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares of Series B Preferred Stock or cause the issuance of the shares of Series B Preferred Stock to be integrated with prior offerings by Global for purposes of the Securities Act.
Article V
Conditions to Conversion
     The obligations of each Preferred Holder hereunder to consummate the Conversion is subject to the satisfaction, on or before the Conversion Date, of each of the following conditions, provided that these conditions are for each Preferred Holder’s sole benefit and may be waived by each such Preferred Holder at any time in its sole discretion:
     5.1 The representations and warranties of Global set forth in this Agreement shall be true and correct in all material respects, and Global shall have performed, satisfied and complied with in all material respects the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Global on or prior to the Conversion Date;
     5.2 The Amendment shall have been adopted and approved by the requisite numbers and classes of Global’s stockholders, and Global shall have properly filed the appropriate certificate of amendment with the Secretary of State of the State of Delaware amending the Series A Certificate of Designation pursuant to the Amendment; and
     5.3 The Series B Certificate of Designation shall have been adopted and approved by Global’s board of directors and Global shall have properly filed the Series B Certificate of Designation with the Secretary of State of the State of Delaware.

Article VI
Miscellaneous
     6.1 Independent Nature of Preferred Holders’ Obligations and Rights. The obligations of each Preferred Holder under this Agreement are several and not joint with the obligations of any other Preferred Holder, and no Preferred Holder shall be responsible in any way for the performance of the obligations of any other Preferred Holder under this Agreement. Each Preferred Holder confirms that it or he has independently participated in the negotiation of the transaction contemplated by this Agreement with the advice of its or his own counsel and advisors, that it or he has independently determined to enter into the transactions contemplated hereby, that it or he is not relying on any advice from or evaluation by any other Preferred Holder, and that it or he is not acting in concert with any other Preferred Holder in monitoring its investment in Global. Nothing contained herein and no action taken by any Preferred Holder shall be deemed to constitute the Preferred Holders as a partnership, an association, a joint venture or any other kind of entity or group, or create a presumption that the Preferred Holders are in any way acting in concert or as members of a “group” for purposes of Section 13(d) of the Exchange Act.
     6.2 Further Assurances. From time to time after the date hereof, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by a Party or its counsel in order to carry out the purpose and intent of this Agreement. In furtherance and not in limitation of the foregoing, if for any reason Global shall have failed to obtain the requisite votes or consents of Global’s stockholders for the adoption and approval of the Amendment or any other transaction contemplated by this Agreement, and the Conversion shall not have occurred, on or prior to November 15, 2009, then the Parties shall negotiate in good faith to restructure the transactions contemplated by this Agreement so as to obtain the same substantive economic and business terms contemplated hereby and thereby, and to the extent required by applicable law, Global shall resubmit the Amendment to Global’s stockholders for approval, with the timing of such resubmission to be determined by the Required Holders (as defined in the Series A Certificate of Designation).
     6.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     6.4 Entire Agreement. This Agreement (including any schedules and exhibits required to be delivered pursuant to this Agreement) and the Restructuring Agreement (including any schedules and exhibits required to be delivered pursuant thereto) constitute the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties (or their respective Affiliates), written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

     6.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement without the prior written consent of the other Party, which approval may be granted or withheld in the sole discretion of each Party.
     6.6 Amendments and Waivers; Termination. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent to such occurrence. This Agreement may be terminated upon the written consent of the Required Holders (as defined in the Series A Certificate of Designation) and Global.
     6.7 Facsimile; Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     6.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.9 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (c) one Business Day after deposit with an overnight courier service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to Global:
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, CO 80124
Facsimile: (303) 216-9581
Attention: Chief Financial Officer
with a copy to:
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Facsimile: (303) 223-1111
Attention: Adam J. Agron
     If to a Preferred Holder, to the address on file with Global or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient Party has specified by written notice given to each other Party five days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service in accordance with clause (a), (b) or (c) above, respectively.
     6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for adjudication of any dispute hereunder or in connection herewith or with any transaction or action contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to asset in any suit, action or proceeding, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION OR ACTION CONTEMPLATED HEREBY.
     6.11 Severability. In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by Law. If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.
     6.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that there is no adequate remedy at Law with respect to any such breach. Accordingly, each of the Parties and their respective permitted successors and assigns agrees that the other Parties or their respective permitted successors and assigns shall, in addition to any other remedy to which they may be entitled, at law or in equity, be entitled to injunctive or other relief to prevent breaches or alleged or threatened breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of competent jurisdiction.

     6.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Definitions are equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender include each other gender. The furnishing or availability for review of any document shall not be construed to modify, qualify or disclose an exception to any representation or warranty of any Party made herein or in connection herewith. All covenants, agreements, representations and warranties of a Party made herein shall be deemed material and to have been relied on by the other Parties hereto, notwithstanding any investigation made by or on behalf of any of the Parties or any opportunity therefor or any actual or constructive knowledge thereby obtained.
* * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL:

GLOBAL EMPLOYMENT HOLDINGS, INC.

By:

Name: Paige Burkes
Title: Chief Financial Officer

THE PREFERRED HOLDERS:

AMATIS LIMITED	CAPITAL RESOURCES GROWTH, INC.

By:	By:

Name:	Name:	Charles Gwirtsman
Its:	Its:	President

DIAMOND OPPORTUNITY FUND, LLC	ENABLE GROWTH PARTNERS LP

By:	By:

Name:	Name:
Its:	Its:

ENABLE OPPORTUNITY PARTNERS LP	LAKEVIEW FUND, LP

By:	By:

Name:	Name:
Its:	Its:

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC	VICTORY PARK CREDIT OPPORTUNITIES
MASTER FUND, LTD.

	By:	Victory Park Capital Advisors, LLC

By:	By:

Name:	Name:	Matthew Ray
Its:	Its:	Principal
Signature Page to Series A Convertible Preferred Stock Amendment and Conversion Agreement

Howard Brill	Dan Hollenbach

Tariq Jawad	Terry Koch

Steven List	Kenneth Michaels

Steven Pennington	Noam J. Rubinstein

Fred Viarrial
Signature Page to Series A Convertible Preferred Stock Amendment and Conversion Agreement

Exhibit A
AMENDMENT TO
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
GLOBAL EMPLOYMENT HOLDINGS, INC.
(pursuant to Section 242 of the Delaware General Corporation Law)
It is hereby certified that:
1.	The name of the corporation (hereinafter the “Corporation”) is Global Employment Holdings, Inc.

2.	The Certificate of Incorporation of the Corporation was originally filed under the name “R&R Biotech Acquisition I, Inc.” with the Secretary of State of the State of Delaware on May 19, 2004, as amended and restated on March 31, 2006 (the “Certificate of Incorporation”).

3.	The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), was originally filed on March 31, 2006 (the “Certificate of Designation”).

4.	This Amendment to the Certificate of Designation has been duly adopted by the Corporation’s board of directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and by written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

5.	The Certificate of Designation is hereby amended as follows:
A.	The second sentence of Article III of the Certificate of Designation shall be deleted in its entirety.
B.	Article IV of the Certificate of Designation is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED]”.
C.	Section V.A of the Certificate of Designation is hereby amended and restated as follows:
“Conversion at the Option of the Holder. Each holder of shares of Series A Preferred Stock may, at its option, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A Preferred Stock into

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2.92649 fully paid and nonassessable shares of the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).
D.	Sections V.B and V.C of the Certificate of Designation are hereby deleted in their entirety and replaced with “[INTENTIONALLY OMITTED]”.
E.	All references to “Change of Control Period” or “Change of Control Conversion” in Article V of the Certificate of Designation are hereby deleted in their entirety.
F.	Article V of the Certificate of Designation is hereby amended by replacing all references to “Common Stock” with “Series B Preferred Stock”.
G.	Sections V.D(iii), V.D(iv) and V.D(v) of the Certificate of Designation are hereby deleted in their entirety.
H.	Articles VI, VII, VIII and IX of the Certificate of Designation are hereby deleted in their entirety and replaced with “[INTENTIONALLY OMITTED]”.
I.	Article X of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:
X. LIQUIDATION
     Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities (as defined below) pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have been paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities (as defined below), if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of

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Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.
“Junior Securities” means the Common Stock and any class or series of capital stock of the Corporation hereafter created (unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock).
“Liquidation Preference” means an amount with respect to each share of Series A Preferred Stock equal to $0.01.
“Pari Passu Securities” means any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock.
“Senior Securities” means the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock.
J.	Article XI of the Certificate of Designation is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED]”.
K.	The second paragraph of Article XII and the last sentence of the third paragraph of Article XII are hereby deleted in their entirety.
L.	Sections XIII.(iii) through XIII.(x) are hereby deleted in their entirety and replaced with “[INTENTIONALLY OMITTED]”.
M.	Article XV of the Certificate of Designation is hereby deleted in its entirety and replaced with “[INTENTIONALLY OMITTED]”.
N.	Sections XVI.C, XVI.D, XVI.E and XVI.J of the Certificate of Designation are hereby deleted in their entirety and replaced with “[INTENTIONALLY OMITTED]”.
O.	Section XVI.F of the Certificate of Designation is hereby amended by replacing all references to “Common Stock” with “Series B Preferred Stock”.

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     IN WITNESS WHEREOF, this Amendment to Certificate of Designations, Rights and Preferences is executed on behalf of the Corporation on September 30, 2009.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:
	Name:	Paige Burkes
	Title:	Chief Financial Officer